UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VOXX International Corporation

(Exact name of Registrant as specified in its charter)

Delaware	13-1964841
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2351 J. Lawson Boulevard

Orlando, Florida 32824

(Address of Principal Executive Offices)

VOXX International Corporation 2024 Equity Incentive Plan

(Full title of the Plan)

Copy to:

Patrick M. Lavelle	Darrick M. Mix
Chief Executive Officer and Director	Duane Morris LLP
VOXX International Corporation	30 South 17th Street
2351 J. Lawson Boulevard	Philadelphia, Pennsylvania 19103
Orlando, Florida 32824	(215) 979-1000
(800) 645-7750
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 23, 2024 (the “Effective Date”), the shareholders of VOXX International Corporation (the “Registrant” or “Company”) approved the VOXX International Corporation 2024 Equity Incentive Plan (the “Plan”). The number of shares of Class A Common Stock, par value $0.01 (the “Common Stock”), authorized for issuance pursuant to the Plan is equal to (i) 500,000 new shares of Common Stock (the “Newly Authorized Shares”), plus (ii) that number of shares of Common

Stock remaining available for issuance as of the Effective Date under the VOXX International Corporation 2012 Equity Incentive Plan (the “2012 Plan”) (that is, shares not subject to outstanding awards under the 2012 Plan nor delivered from the shares reserved under the 2012 Plan), plus (iii) that number of shares of Common Stock remaining available for issuance as of the Effective Date under the VOXX International Corporation 2014 Equity Incentive Plan (the “2014 Plan” and, together with the 2012 Plan, the “Prior Plans”) (that is, shares not subject to outstanding awards under the 2014 Plan nor delivered from the shares reserved under the 2014 Plan), plus (iv) 776,607 shares of Common Stock subject to awards granted under the Prior Plans that are outstanding as of the Effective Date and which may become available in accordance with the provisions of the applicable Prior Plan (the shares in clauses (ii), (iii), and (iv), the “Prior Plan Shares”). The Registrant is filing this Registration Statement on Form S-8 to register the offer and sale of an aggregate of 2,168,460 shares of Common Stock, which consists of (i) the 500,000 Newly Authorized Shares and (ii) 1,668,460 Prior Plan Shares.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)         The Company’s Annual Report on Form 10-K for the year ended February 29, 2024, filed with the Commission on May 14, 2024 (including information specifically incorporated by reference therein from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on June 10, 2024, as amended by the supplement to the Company’s definitive proxy statement on Schedule 14A filed with the Commission on July 8, 2024);

(b)          The Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2024, filed with the Commission on July 10, 2024;

(c) The Company’s Current Report on Form 8-K, filed with the Commission on March 7, 2024 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the Commission);

(d) The Company’s Current Report on Form 8-K, filed with the Commission on May 17, 2024 (to the extent that information in such Current Report was deemed to have been filed and not furnished in accordance with the rules of the Commission);

(e) The Company’s Current Report on Form 8-K, filed with the Commission on July 15, 2024 (to the extent that information in such Current Report was deemed to have been filed and not furnished in accordance with the rules of the Commission);

(f)         The Company’s Current Report on Form 8-K, filed with the Commission on July 25, 2024 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the Commission);

(g) The Company’s Current Report on Form 8-K, filed with the Commission on August 8, 2024 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the Commission);

(h) The Company’s Current Report on Form 8-K, filed with the Commission on August 30, 2024 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the Commission);

(i) The Company’s Current Report on Form 8-K, filed with the Commission on September 5, 2024 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the Commission); and

(j)          The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on January 11, 2000, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the provisions of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”) and the Registrant’s bylaws, as amended and restated to date (the “Bylaws”).

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by law, no director shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Section 102(b)(7) of the DGCL provides that a corporation may include such a provision in its certificate of incorporation, provided that such provision shall not eliminate liability (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and certain other matters) or (iv) for any transaction in which a director derived an improper personal benefit.

The DGCL permits the Registrant to indemnify directors and officers in certain circumstances against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings in which such persons may be involved due to their positions with the Registrant, and to advance payment of expenses to such persons. A director or officer may be indemnified if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The Registrant’s Certificate of Incorporation and Bylaws require that such persons be indemnified by the Registrant to the fullest extent authorized by law, and set out a procedure by which these rights may be enforced. To the extent that a director or officer has been successful in the defense of any such action, the Registrant must indemnify him or her for his or her expenses. In the case of partially or wholly unsuccessful defenses, or settlements, a disinterested majority of the Board of Directors, independent legal counsel, or the shareholders may decide if his or her conduct met the standard set out above and, if it is decided that this standard was met, the Registrant must indemnify him or her. If it is decided that his or her conduct did not meet this standard, or if no decision is made, the director or officer may bring an action to enforce his or her right to indemnification and, if the court finds that his or her action did meet the standard, the Registrant must indemnify him or her. The Registrant bears the burden of proof in any such action. However, if a director or officer has been found liable to the Registrant in an action by or in the right of the Registration (such as a shareholders’ derivative suit), indemnification is available only to the extent ordered by the court in which such action was brought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits

5.1* Opinion of Duane Morris LLP.

10.1 VOXX International Corporation 2024 Equity Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Shareholders of VOXX International Corporation (File No. 001-09532), filed by VOXX International Corporation under the Exchange Act on June 10, 2024).

23.1* Consent of Duane Morris LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement).

23.2* Consent of Grant Thornton LLP, independent accountants.

24.1* Power of Attorney (included on the signature page to this Registration Statement).

107.1* Calculation of Filing Fee Table.

* Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 10, 2024.

VOXX INTERNATIONAL CORPORATION

By:	/s/ Patrick M. Lavelle
Patrick M. Lavelle
Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick M. Lavelle and Loriann Shelton, and each of them, as attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Patrick M. Lavelle	Chief Executive Officer (Principal Executive Officer) and Director	October 10, 2024
Patrick M. Lavelle

/s/ Loriann Shelton	Senior Vice President, Chief Operating Officer, and Chief Financial Officer	October 10, 2024
Loriann Shelton	(Principal Financial and Accounting Officer)

/s/ John J. Shalam	Chairman Emeritus of the Board of Directors	October 10, 2024
John J. Shalam

/s/ John Adamovich, Jr.	Director	October 10, 2024
John Adamovich, Jr.

/s/ Denise Gibson	Director	October 10, 2024
Denise Gibson

/s/ Steven Downing	Director	October 10, 2024
Steven Downing

/s/ Ari Shalam	Chairman of the Board of Directors	October 10, 2024
Ari Shalam

/s/ Beat Kahli	Vice Chairman of the Board of Directors	October 10, 2024
Beat Kahli